Exhibit 4.4

SEVENTH SUPPLEMENTAL INDENTURE dated as of April 25, 2007 between CSX Corporation, a Virginia corporation (the “Company"), and The Bank of New York (as successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), a New York banking corporation, Trustee (the “Trustee").

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee a certain indenture, dated as of August 1, 1990 and supplemented by the First Supplemental Indenture (the “First Supplemental Indenture") dated as of June 15, 1991, the Second Supplemental Indenture dated as of May 6, 1997 (the “Second Supplemental Indenture"), the Third Supplemental Indenture dated as of April 22, 1998 (the “Third Supplemental Indenture"), the Fourth Supplemental Indenture dated as of October 30, 2001 (the “Fourth Supplemental Indenture"), the Fifth Supplemental Indenture dated as of October 27, 2003 (the “Fifth Supplemental Indenture") and the Sixth Supplemental Indenture dated as of September 23, 2004 (the "Sixth Supplemental Indenture")(the indenture, as so supplemented and as further supplemented herein, is herein called the "Indenture"), pursuant to which one or more series of unsecured debentures, securities or other evidences of indebtedness of the Company (herein called the "Securities") may be issued from time to time;

WHEREAS, Section 901 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may at any time and from time to time enter into one or more indentures supplemental to the Indenture for the purpose, among other things, of (i) establishing the form or terms of  Securities of any series and any related coupons as permitted by Sections 201 and 301 of the Indenture or (ii) making any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect;

WHEREAS, the Company desires to issue and has duly authorized the execution and delivery of this seventh supplemental indenture (the "Seventh Supplemental Indenture") to provide for the issuance of the 5.600% Notes due 2017 (the "2017 Notes") and 6.150% Notes due 2037 (the "2037 Notes" and, together with the 2017 Notes, the "Notes");

WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this Seventh Supplemental Indenture to amend and supplement the Indenture;

WHEREAS, the Company proposes to make the terms, provisions and conditions of this Seventh Supplemental Indenture applicable to the issuance of the Notes and to the issuance of all such series of Securities, issued after the date hereof, which are established pursuant to an Officers' Certificate delivered under Section 301 of the Indenture and contain the same definition of "Change of Control" as set forth in Section 3.13 hereof; and

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

Section 1.1  Relation to Indenture.  This Seventh Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2  Definitions.  For all purposes of this Seventh Supplemental Indenture:

(a)  Capitalized terms used herein without definition shall have the meanings specified in the Indenture, unless otherwise defined in this Seventh Supplemental Indenture, in which case definitions set forth in this Seventh Supplemental Indenture shall govern; and

(b)  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Seventh Supplemental Indenture.

ARTICLE TWO

SCOPES OF APPLICABILITY

Section 2.1  Applicability of this Seventh Supplemental Indenture.  Except as otherwise provided herein, the provisions of this Seventh Supplemental Indenture shall be applicable, and the Indenture is hereby amended and supplemented as specified herein, solely with respect to the Notes and not with respect to any other Securities previously issued or to be issued under the Indenture, unless such Securities are being issued after the date hereof and reference the applicability of this Seventh Supplemental Indenture in the Officers' Certificate pursuant to Section 301 of the Indenture which establishes their terms.

Section 2.2  Applicability of Indenture.  Except as otherwise provided herein, the Notes shall be subject to the provisions of the Indenture.

Section 2.3  Seventh Supplemental Indenture Shall Govern.  In the event of a conflict between any provisions of the Indenture and this Seventh Supplemental Indenture, the relevant provision or provisions of this Seventh Supplemental Indenture shall govern.

ARTICLE THREE

GENERAL TERMS AND CONDITIONS OF THE NOTES

There is hereby established a series of Securities pursuant to the Indenture with the following terms:

Section 3.1  Title of the Securities.  The first series of Securities shall be designated the 5.600% Notes due 2017. The second series of Securities shall be designated the 6.150% Notes due 2037.

Section 3.2  Aggregate Principal Amount.  The 2017 Notes will be initially issued in an aggregate principal amount of $300,000,000. The 2037 Notes will be initially issued in an aggregate principal amount of $700,000,000.

Section 3.3  Maturity Date.  The date on which the 2017 Notes shall mature is May 1, 2017. The date on which the 2037 Notes shall mature is May 1, 2037.

Section 3.4  Ranking.  The Notes will be unsecured senior obligations of  the Company and will rank  pari passu with all other unsecured and unsubordinated indebtedness of the Company.

Section 3.5  Further Issues.  The Company may, from time to time, without the consent of the holders of either of the 2017 Notes or the 2037 Notes, as the case may be, issue other debt securities under the senior indenture in addition to the respective initial aggregate principal amount of either the 2017 Notes or the 2037 Notes, as the case may be.  The Company may also, from time to time, without the consent of the holders, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as each of the 2017 Notes and 2037 Notes.  Any additional debt securities having those similar terms, together with either the 2017 Notes or the 2037 Notes, as the case may be, will constitute a single series of debt securities under the senior indenture.

Section 3.6  Interest.  The 2017 Notes will bear interest from April 25, 2007, or from the most recent interest payment date to which interest has been paid or duly provided for, at a rate of 5.600% per annum, payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2007. The Company will pay interest to the person in whose name a 2017 Note is registered at the close of business on the immediately preceding April 15 or October 15, whether or not that day is a business day. The Company will compute interest on the basis of a 360-day year consisting of twelve 30-day months.

       The 2037 Notes will bear interest from April 25, 2007, or from the most recent interest payment date to which interest has been paid or duly provided for, at a rate of 6.150% per annum, payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2007.  The Company will pay interest to the person in whose name a 2037 Note is registered at the close of business on the immediately preceding April 15 or October 15, whether or not that day is a business day. The Company will compute interest on the basis of a 360-day year consisting of twelve 30-day months.

Section 3.7  Issuance Price.  The purchase price to be paid to the Company for the sale of the 2017 Notes pursuant to the terms of the Underwriting Agreement, dated as of April 20, 2007, between the Company and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated., as Representatives of the several Underwriters named in Schedule I thereto, shall be 99.167% of the principal amount of the 2017 Notes and the initial offering price to the public of the 2017 Notes shall be 99.817% of the principal amount of the Notes.

The purchase price to be paid to the Company for the sale of the 2037 Notes pursuant to the terms of the Underwriting Agreement, dated as of April 20, 2007, between the Company and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated., as Representatives of the several Underwriters named in Schedule I thereto, shall be 99.028% of the principal amount of the 2037 Notes and the initial offering price to the public of the 2037 Notes shall be 99.903% of the principal amount of the Notes.

Section 3.8  Global Notes.  Each series of the Notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (the “Global Note”).  Each beneficial interest in a Global Note is referred to as a book-entry Note.  Each Global Note representing book-entry Notes will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of The Depository Trust Company, as depositary, located in the Borough of Manhattan, The City of New York (the “Depositary”).

Section 3.9  Exchange of the Global Notes.  Notwithstanding any other provisions of the Indenture or the Notes, a Global Note may be transferred, in whole and not in part, by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or the nominee to a successor of the Depositary or a nominee of the successor, provided that a Global Note may be exchanged for definitive 2017 Notes or 2037 Notes, as the case may be, in the event that (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Note or such Depositary has ceased to be a "clearing agency" registered under the Exchange Act, and a successor Depositary is not appointed by the Company within 90 days, (ii) the Company decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (iii) an event has happened and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to the Notes.

Any Global Note representing book-entry 2017 Notes or 2037 Notes that is exchangeable pursuant to the preceding paragraph will be exchangeable in whole for definitive 2017 Notes or 2037 Notes, as the case may be, in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof.  Any Global Note to be exchanged in whole shall be canceled by the trustee and the definitive 2017 Notes or 2037 Notes, as the case may be, will be registered in the names and in the authorized denominations as the Depositary, pursuant to instructions from its participants, any indirect participants or otherwise, instructs the trustee. The trustee will deliver those Notes to the persons in whose names those Notes are registered and will recognize those persons as the holders of those Notes. Except as provided in the preceding sentence, owners of book entry notes will not be entitled to receive physical delivery of 2017 Notes or 2037 Notes, as the case may be, in definitive form and will not be considered the holders of those respective Notes for any purpose under the senior indenture, and no Global Note representing book-entry Notes will be exchangeable, except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee.

Section 3.10  Paying Agent.  Payments of principal of and any premium and interest on book-entry Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of those Notes. The Company initially appoints JPMorgan Chase Bank, N.A. as paying agent. Those payments to the Depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of JPMorgan Chase Bank, N.A. in the Borough of Manhattan, The City of New York, provided that, in the case of payments of principal and any premium, the global Notes are presented to the paying agent in time for the paying agent to make those payments in immediately available funds in accordance with its normal procedures. The Company may have one or more additional paying agents and one or more additional conversion agents. The term Paying Agent includes any additional paying agent.

Section 3.11  Authorized Denominations.  The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 3.12  Redemption.  The 2017 Notes are subject to redemption at the option of the Company as set forth in the form of 2017 Note attached hereto as Exhibit A.

The 2037 Notes are subject to redemption at the option of the Company as set forth in the form of 2037 Note attached hereto as Exhibit B.

Section 3.13   Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs, unless the Company have exercised its right to redeem the Notes as described above, the Company will be required to make an offer to each holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase.  Within 30 days following any Change of Control Repurchase Event or, at its option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed.  The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Section 101 of the Indenture is hereby amended and supplemented by adding the following definitions:

“Below Investment Grade Ratings Event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control; or (2) public notice of the occurrence of a Change of Control or the intention by CSX to effect a Change of Control, the Notes are rated below Investment Grade by each of the Rating Agencies.  Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than CSX or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of its Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Fitch” means Fitch Ratings Ltd.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P or Fitch (or its equivalent under any successor rating categories of S&P and Fitch); or the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of its control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Chief Executive Officer or Chief Financial Officer) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.1  Incorporation of Indenture.  All provisions of this Seventh Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by this Seventh Supplemental Indenture, shall be read, taken and construed as one and the same instrument and shall be binding upon all the Holders of the Notes.

Section 4.2  Counterparts.  This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 4.3  Separability Clause.  In case any provision of this Seventh Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality  and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.4  Successors and Assigns.  All covenants and agreements in this Seventh Supplemental Indenture by the Company and the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 4.5  Benefits of Sixth Supplemental Indenture.  Nothing in this Seventh Supplemental Indenture, express or implied, shall give any person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Seventh Supplemental Indenture. Except as expressly supplemented or amended as set forth in this Seventh Supplemental Indenture, the Indenture is hereby ratified and confirmed, and all the terms, provisions and conditions thereof shall be and continue in full force and effect. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Seventh Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture as amended and supplemented by this Seventh Supplemental Indenture.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Seventh Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

CSX CORPORATION
By:	/s/ David A. Boor
Name: David A. Boor
Title: Vice President – Tax and Treasurer

THE BANK OF NEW YORK, AS TRUSTEE
By:	/s/ Michael A. Smith
Name: Michael A. Smith
Title: Vice President

CSX CORPORATION

AND

THE BANK OF NEW YORK,
Trustee

SEVENTH SUPPLEMENTAL
INDENTURE

Dated as of April 25, 2007

5.600% Notes due 2017
6.150% Notes due 2037

TABLE OF CONTENTS

Page
ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

Section 1.1	Relation to Indenture.	2
Section 1.2	Definitions.	2

ARTICLE TWO

SCOPES OF APPLICABILITY

Section 2.1	Applicability of this Seventh Supplemental Indenture	2
Section 2.2	Applicability of Indenture	2
Section 2.3	Seventh Supplemental Indenture Shall Govern	2

ARTICLE THREE

GENERAL TERMS AND CONDITIONS OF THE NOTES

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.1	Incorporation of Indenture.	6
Section 4.2	Counterparts.	6
Section 4.3	Separability Clause.	6
Section 4.4	Successors and Assigns.	7
Section 4.5	Benefits of Sixth Supplemental Indenture.	7